UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 15, 2014

LIBERTY STAR URANIUM & METALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code  520-731-8786

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided under Item 2.03 is responsive to the information required by this item.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 15, 2014, we entered into a securities purchase agreement, whereby we agreed to issue a convertible note (the “Note”) to one lender in the principal amount of $105,000.  The Note is payable in full on October 14, 2015 and bears interest at the rate of 10%per annum.  There is a $5,000 original issuance discount on the Note.

The Note may not be prepaid in whole or in part except as set forth in the Note.  Any amount of principal or interest on the Note which is not paid when due shall bear interest at the rate of 22% per annum from the due date until paid.

The Note may be convertible into shares of common stock of our company at any time from 180 days after the execution date of the Note at a price per share of 40% discount to the average of the daily VWAP for the previous five trading days before the date of conversion.

Item 3.02  Unregistered Sales of Equity Securities.

We issued the security to one U.S. person who is an accredited investor (as that term is defined in Rule 501 of Regulation D, promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and in issuing these securities to this investor we relied on the registration exemption provided for in Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Securities Purchase Agreement dated October 15, 2014
10.2	Convertible Note dated October 15, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By:    /s/ James Briscoe
James Briscoe, President, CEO and Director
Date:  October 20, 2014